SBL FUND
FILE NO. 811-2753
CIK NO. 0000217087

ITEM NO. 77M - MERGERS

Effective  August 20,  2002,  pursuant to the approval of the Board of Directors and the affected Shareholders, SBL Fund, Series D acquired all of the assets and liabilities  of SBL Fund,  Series M, solely in exchange  for shares of Series D,
SBL Fund,  Series G  acquired  all of the assets  and  liabilities  of SBL Fund,
Series L in exchange for shares of Series G, and SBL Fund, Series P acquired all of the assets and  liabilities  of SBL Fund,  Series K in exchange for shares of
Series P.